Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE NOTE EXTENSION --- VACANT LAND PURCHASE NOTE PAYOUT

Vancouver, B.C. – May 20, 2013 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, as reported in the Company’s News Release of March 18, 2011, on January 24, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Newberry Springs Agreement”) to acquire a 20 acre parcel of vacant land, situated in Newberry Springs, in the County of San Bernardino, California. The purchase price was USD $45,000. Coronus paid USD $8,000 and the vendor agreed to carry back the balance amount of USD $37,000 for two years at 6.5% per annum interest, with monthly payments of interest only. The transaction closed on March 17, 2011. We announce today that on May 9, 2013, the parties agreed on a one-year extension to the note. All other terms remain the same, and monthly interest will continue to be paid throughout the extension.

As reported in the Company’s News Release of May 16, 2011, on January 23, 2011, Coronus entered into a Vacant Land Purchase Agreement (the “29-Palms North Agreement”) to acquire a 39.25 acre parcel of vacant land, situated north of 29-Palms, in the County of San Bernardino, California. The purchase price was USD $40,000. Coronus paid USD $8,000 and the vendor agreed to carry back the balance amount of USD $32,000 for two years at 6.5% per annum interest, with monthly payments of interest only. The transaction closed on May 16, 2011. We announce today that on May 17, 2013, Coronus paid the balance amount of USD $32,000, retiring the vendor's note. Accordingly, Coronus now owns the parcel unencumbered.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.